ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is made and entered into as of December 2, 2010, by and among 22nd Century Limited, LLC, a limited liability company organized under the laws of the State of Delaware (“Issuer”), Rodman & Renshaw, LLC, a limited liability company organized under the laws of the State of Delaware that is a broker-dealer that is acting as placement agent for Issuer (“Placement Agent”), and Bank of America, National Association, a national banking association duly organized and existing under the laws of the United States of America, having an office in Chicago, Illinois (the “Escrow Agent”).

WHEREAS, Issuer is offering to certain accredited investors (“Subscribers”) in a private placement offering of Units consisting of the Issuer’s limited liability company membership interests and warrants to acquire additional amounts of the Issuer’s limited liability company membership interests (collectively, the “Securities”), with the total gross proceeds from the sales of the Securities to be held in a non-interest bearing escrow account until at least the minimum amount of gross proceeds of Six Million Dollars ($6,000,0000.00) are received (the “Minimum Offering”) and up to the maximum amount of gross proceeds of Thirteen Million Dollars ($13,000,000.00) are received (the “Maximum Offering”), all pursuant to the details contained in the Issuer’s Private Placement Memorandum, dated as of November 1, 2010 (collectively, the “Offering”);

WHEREAS, in connection with the Offering, Issuer and Placement Agent have entered into a separate agreement, pursuant to which Placement Agent is authorized to solicit and collect, on behalf of Issuer, subscriptions for the Securities in the Offering and to manage the sale of the Securities;

WHEREAS, Subscribers desiring to purchase the Securities must, among other things, submit the full payment for their respective investments prior to the closing of the Minimum Offering in connection with entering into subscription agreements with Issuer (each such agreement, a “Subscription Agreement”); and

WHEREAS, Issuer and Placement Agent desire to deposit such funds contributed by the Subscribers with the Escrow Agent, to be held and disbursed in accordance with the terms of this Escrow Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
ESTABLISHMENT OF ESCROW

Section 1.1.    Appointment.  The parties hereto hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to serve, as the escrow agent and depositary subject to the terms and conditions set forth herein.  Escrow Agent shall open a non-interest bearing escrow account (the “Escrow Account”) for the deposit of the payments received by Subscribers for purchase of Securities in the Offering, as set forth in this Agreement.  Such payments deposited in the Escrow Account shall hereinafter collectively be referred to as the “Escrow Funds.”  The Escrow Funds will be held and disbursed by the Escrow Agent only in accordance with the express terms and conditions of this Agreement.

Section 1.2.     Receipt of Funds and Subscription Information.  All payments for the purchase of Securities in the Offering which are in the form of a personal, certified or cashiers’ check shall be made payable to:  “Bank of America, N.A., Escrow Agent for 22nd Century Limited, LLC.”  All wire transfers shall include the Subscriber’s name and be directed in accordance with the wire instructions set forth in Exhibit A-2. Upon delivery to Placement Agent or Issuer of any payment made for the purchase of Securities in the Offering which are in the form of personal, certified or cashiers’ checks, Placement Agent or Issuer, as the case may be, shall by noon of the next Business Day after receipt, transmit such payment for Securities to the Escrow Agent with a written account of each sale in the form attached hereto as Exhibit B (the “Subscription Information”).  The written account of each sale shall set forth, among other things, the name, address and taxpayer identification number (“TIN”) or social security number of the Subscriber, the amount of Securities subscribed and the amount paid therefor.  Issuer shall also provide the Subscription Information with respect to any payments made by wire transfer for the purchase of Securities in the Offering.  To the extent Subscription Information is not provided within two (2) business days of the receipt of Escrow Funds by the Escrow Agent, Escrow Agent shall return such Escrow Funds.  Escrow Agent shall have no obligation to accept documents or instructions from any party other than Issuer or Placement Agent with respect to the Escrow Account. Any checks received by the Escrow Agent which are made payable to any party other the Escrow Agent shall be returned to the Issuer or Placement Agent.

Section 1.3.    Uncollectible Funds; Account Statements.  The Escrow Agent shall promptly notify Issuer and Placement Agent of the receipt by the Escrow Agent of any non-collectable funds or other discrepancies with respect to funds received by the Escrow Agent and shall deliver to Issuer and Placement Agent monthly account statements with respect to Escrow Funds on deposit in the Escrow Account.  If any check is returned to the Escrow Agent as uncollectible or dishonored for any reason, Escrow Agent shall return such check to the Issuer or Placement Agent and Issuer agrees to pay to Escrow Agent any fees associated with such returned or dishonored check.

ARTICLE II

NON-INVESTMENT OF ESCROW FUNDS

The Escrow Funds shall remain uninvested.  Issuer and Placement Agent hereby acknowledge and agree that they will not be entitled to any interest or other income on the Escrow Funds and will not have any claim or cause of action against the Escrow Agent for its failure to invest the Escrow Funds in an interest bearing or otherwise accreting account and Issuer shall indemnify and hold the Escrow Agent harmless from any such claim (and any expenses incurred defending such claim) asserted by Issuer, Placement Agent, any investor, any Subscriber or any of their respective shareholders, members, managers or creditors, or any trustee(s) in bankruptcy or other persons not a party to this Agreement.  Issuer and Placement Agent shall inform subscribers that payments for purchase of Securities in the Offering will remain uninvested.

ARTICLE III
DISBURSEMENTS FROM THE ESCROW ACCOUNT

Section 3.1     Minimum Offering Requirement.  Escrow Agent shall not make any disbursements to Issuer from the Escrow Funds until such time as Issuer and Placement Agent deliver to the Escrow Agent written notification in the form set forth in Exhibit C hereto (the “Minimum Offering Notice”), signed by Issuer and Placement Agent, which shall specify that subscriptions for at least Six Million Dollars ($6,000,000.00) (the “Minimum”) have been received and accepted; that to the best of Issuer and Placement Agent’s knowledge after due inquiry and review of its records, gross proceeds representing payment in full for the Minimum have been received, deposited with and collected by Escrow Agent; and that such subscriptions have not been withdrawn, rejected or otherwise terminated.

Section 3.2      Disbursement to Issuer Upon Receipt of Disbursement Request.  Simultaneously with or at any point after Issuer and Placement Agent deliver to the Escrow Agent the Minimum Offering Notice and Escrow Agent has confirmed the Escrow Account balance is consistent with the amount set forth in the Minimum Offering Notice, Issuer and Placement Agent may deliver to the Escrow Agent one or more written disbursement requests in the form set forth in Exhibit D hereto (each, a “Disbursement Request”), with each Disbursement Request being required to be signed by each of the Issuer and Placement Agent.  Promptly upon receipt of a Disbursement Request, but in no event later than five (5) Business Days following receipt thereof by the Escrow Agent, the Escrow Agent shall disburse to Issuer such Escrow Funds as are called for pursuant to the Disbursement Request.

Section 3.3     Rejection of any Subscription or Termination of the Offering.  No later than fifteen (15) Business Days after receipt by Escrow Agent of written notice (i) from Issuer and Placement Agent that Issuer and Placement Agent intend to reject a Subscriber’s subscription, (ii) from Issuer and Placement Agent that there will be no closing of the Securities to Subscribers, or (iii) from any federal or state securities administrator or similar regulatory authority that a stop order has been issued with respect to the Offering and such order has remained in effect for at least five (5) Business Days in the form set forth in Exhibit E hereto (a “Termination Request”), Issuer and Placement Agent shall provide Escrow Agent with joint written instruction to pay each identified Subscriber together with the applicable Subscriber Information, by federal wire transfer or bank check by first class mail, the amount paid by such Subscriber without interest.  Issuer and Placement Agent may, at any time, terminate this Agreement by delivering to the Escrow Agent a Termination Request, which shall set forth (i) the requested termination date and (ii) instructions for the delivery of the Escrow Funds.  The Termination Request shall be received by the Escrow Agent not fewer than  fifteen (15) Business Days prior to the requested termination date.  If the Termination Request does not set forth instructions for the delivery of the Escrow Funds, the Escrow Agent is directed to return to the party or parties from which such funds were received and collected based on the Subscription Information and the Escrow Agent shall incur no liability for taking such action.

Section 3.4     Expiration of Offering Period.  Notwithstanding anything to the contrary contained herein, if Escrow Agent shall not have received a Minimum Offering Notice and confirmed the Escrow Account balance in at least the amount of the Minimum of Six Million Dollars ($6,000,000.00) on or before the close of business on December 15, 2010 (or such later date as Issuer and Placement Agent may notify the Escrow Agent in writing, but in no case later than December 31, 2010) (the “Expiration Date”), Issuer and Placement Agent shall provide Escrow Agent with joint written instruction in the form set forth in Exhibit E hereto to pay each identified Subscriber together with the applicable Subscriber Information, by check and by first class mail, the amount paid by such Subscriber without interest.  Escrow Agent shall, within fifteen (15) Business Days after receipt of such joint instruction from Issuer and Placement Agent, return to each Subscriber, by bank check and by first class mail, the amount paid by such Subscriber without interest as set forth in such joint written instruction.

Section 3.5     Deadline for Delivery of Disbursement Requests.  Notwithstanding anything to the contrary contained herein, Issuer shall not deliver to Escrow Agent any Disbursement Request after the Expiration Date (the “Disbursement Request Deadline”).  In the event that there are Escrow Funds remaining in the Escrow Account as of the Disbursement Request Deadline, Escrow Agent shall, within fifteen (15) Business Days after receipt of joint written instruction from Issuer and Placement Agent in the form set form in Exhibit E hereto, return to each Subscriber, by bank check and by first class mail, such Subscriber’s allocable share of the Escrow Funds without interest as set forth in such instruction.  If Issuer and Placement Agent have not delivered any Disbursement Request prior to the Disbursement Request Deadline, the Escrow Agent is directed to return to the party or parties from which such funds were received and collected based on the Subscription Information and the Escrow Agent shall incur no liability for taking such action.

Section 3.6     Required Receipt of Funds by Escrow Agent.  Notwithstanding the provisions of this Article III, in no event shall the Escrow Agent be required to disburse funds prior to its receipt of, or any amounts in excess of, collected funds then available and payment of its fees and expenses.

ARTICLE IV
COMPENSATION; EXPENSES

 As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Escrow Agent shall receive a fee in the amount specified in Exhibit A to this Agreement and shall be reimbursed upon request for all expenses, disbursements and advances, including reasonable fees of outside counsel, if any, incurred or made by it outside of the performance of routine duties in connection with carrying out the purposes of this Agreement, including, without limitation, fees incurred in connection with review and execution of any amendments or other documents subsequently executed in connection with the Escrow Account.

Issuer shall pay such fees and expenses.  Issuer agrees that it will, at all times, maintain a minimum deposit with the Escrow Agent in the amount set forth in Exhibit A to cover fees and expenses of the Escrow Agent (the “Fee Deposit”).  The Escrow Agent is hereby authorized and directed to apply the Fee Deposit to any fees or expenses that have been invoiced but that have remained unpaid for thirty (30) days or more.  Upon any such application of the Fee Deposit, Issuer shall promptly replenish the Fee Deposit in the amount of such application.  Amounts due for fees and expenses at the time this Agreement is executed shall be deemed to have been invoiced at such time and for purposes of this Article IV shall be deemed an invoice.  The Escrow Agent is not obligated to perform services under this Agreement if its fees and expenses are not timely paid.  The Set-Up Fee, Annual Administration Fee and Fee Deposit as set forth in Exhibit A are due upon execution of this Agreement. The Escrow Agent is hereby authorized to withhold any disbursement it would otherwise make from the Escrow Account if at the time of such disbursement any invoiced fees or expenses remain unpaid.  It is understood that the foregoing provisions may affect the disbursement of funds to parties not responsible for the payment of fees and expenses.

ARTICLE V
EXCULPATION AND INDEMNIFICATION

Section 5.1     Limited Duties of Escrow Agent.  The obligations and duties of the Escrow Agent are confined to those specifically set forth in this Agreement which obligations and duties shall be deemed purely ministerial in nature.  No additional obligations and duties of the Escrow Agent shall be inferred or implied from the terms of any offering documents with respect to the Securities, any Subscription Agreement or other any other documents or agreements, notwithstanding references herein to other documents or agreements.  In the event that any of the terms and provisions of any other agreement between any of the parties hereto conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control the duties of the Escrow Agent in all respects.  The Escrow Agent shall not be subject to, or be under any obligation to ascertain or construe the terms and conditions of any offering documents with respect to the Securities, any Subscription Agreement or any other agreement or instrument, or to interpret this Agreement in light of any Subscription Agreement or other agreement or instrument whether or not now or hereafter deposited with or delivered to the Escrow Agent or referred to in this Agreement.  The Escrow Agent shall not be obligated to inquire as to the form, execution, sufficiency, or validity of any such instrument nor to inquire as to the identity, authority, or rights of the person or persons executing or delivering same.  The Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any other agreement, instrument, or document.  The Escrow Agent shall have no duty to know or inquire as to the terms and conditions, representation, warranties or covenants of any other statement, agreement, instrument, or document related to the Offering, including but not limited to the offering documents, subscription agreement or any statement by the Issuer or Placement Agent.  The Escrow Agent shall have no responsibility for holding, issuing or delivering any securities, including the Securities.  The parties hereto shall provide the Escrow Agent with a list of authorized representatives, initially authorized hereunder as set forth on Exhibit G, as such Exhibit G may be amended or supplemented from time to time by delivery of a revised and re-executed Exhibit G to the Escrow Agent.

The Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by the parties or by a person or persons authorized by the parties, including without limitation, communications received by electronic transmission.  Each of the Issuer and the Placement Agent agrees to indemnify and hold harmless the Escrow Agent against any and all claims, losses, damages, liabilities, judgments, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) incurred or sustained by the Escrow Agent as a result of or in connection with the Escrow Agent’s reliance upon and compliance with instructions or directions given by such party, provided, however, that such Losses have not arisen from the gross negligence or willful misconduct of the Escrow Agent, it being understood that the failure of the Escrow Agent to verify or to confirm that the person giving the instructions or directions, is, in fact, an authorized person does not constitute gross negligence or willful misconduct.

Section 5.2     Liability of Escrow Agent.  The Escrow Account shall be maintained in accordance with applicable laws, rules and regulations and policies and procedures of general applicability to escrow accounts established by the Escrow Agent.  The Escrow Agent shall not be liable for any act that it may do or omit to do hereunder in good faith and in the exercise of its own best judgment or for any damages not directly resulting from its gross negligence or willful misconduct.  Without limiting the generality of the foregoing sentence, it is hereby agreed that in no event will the Escrow Agent be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Agreement or arising out of or in connection with the Escrow Agent’s duties hereunder, notwithstanding that the Escrow Agent was advised or otherwise made aware of the possibility of such damages.  The Escrow Agent shall not be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control.  Any act done or omitted to be done by the Escrow Agent pursuant to the advice of its attorneys shall be conclusively presumed to have been performed or omitted in good faith by the Escrow Agent.

Section 5.3     Suspension of Performance; Disbursement Into Court.  In the event the Escrow Agent is notified of any dispute, disagreement or legal action relating to or arising in connection with the escrow, the Escrow Funds, or the performance of the Escrow Agent's duties under this Agreement, the Escrow Agent will not be required to determine the controversy or to take any action regarding it.  The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings, arbitration, or other means as, in the Escrow Agent's discretion, it may require.  In such event, the Escrow Agent will not be liable for interest or damages.  Furthermore, the Escrow Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves.  The Escrow Agent is authorized, at its option, to deposit with the court in which such action is filed, all documents and funds held in escrow, except all costs, expenses, charges, and reasonable attorneys’ fees incurred by the Escrow Agent due to the interpleader action and which Issuer agrees to pay.  Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

Section 5.4     Indemnification.  Issuer hereby agrees to indemnify and hold the Escrow Agent, and its directors, officers, employees, and agents, harmless from and against all costs, damages, judgments, attorneys’ fees (whether such attorneys shall be regularly retained or specifically employed), expenses, obligations and liabilities of every kind and nature which the Escrow Agent, and its directors, officers, employees, and agents, may incur, sustain, or be required to pay in connection with or arising out of this Agreement, unless the aforementioned results from the Escrow Agent’s gross negligence or willful misconduct, and to pay the Escrow Agent on demand the amount of all such costs, damages, judgments, attorneys’ fees, expenses, obligations, and liabilities.  Specifically with respect to a breach of the representations, warranties or covenants in Article XI of this Agreement costs shall include, but are not limited to, (i) taxes, penalties and interest arising from such a breach and (ii) fees charged by accountants, attorneys, or other professionals to confirm the taxable status of the Escrow Account and to prepare any tax returns or other required filings with the Internal Revenue Service (“IRS”) (or reasonable fees charged by the Escrow Agent for similar services provided by its own employees) arising from such a breach.  The costs and expenses of enforcing this right of indemnification also shall be paid by Issuer.  The foregoing indemnities in this paragraph shall survive the resignation or substitution of the Escrow Agent and the termination of this Agreement.  The Placement Agent shall not be required to indemnify Escrow Agent for expenses, loses or liabilities not resulting from Placement Agent’s own actions or inactions.  Escrow Agent shall nevertheless be entitled to recover from Placement Agent expenses, loses or liabilities incurred by it resulting from its complying with instructions delivered to it by Placement Agent either individually or in conjunction with Issuer.

ARTICLE VI
TERMINATION OF AGREEMENT

Section 6.1     Termination.  Upon the first to occur of the termination of the Escrow Period, the disbursement of all amounts in the Escrow Funds pursuant to a Disbursement Request or the disbursement of all amounts in the Escrow Funds into court pursuant to Section 5.3 or Article VII hereof, this Escrow Agreement shall terminate and the Escrow Agent shall have no further obligations or liability whatsoever with respect to this Escrow Agreement or the Escrow Funds.  The escrow period (“Escrow Period”) shall begin upon the execution and delivery of this Agreement and shall terminate upon the earlier to occur of the following (upon which this Agreement shall terminate):

(a)      December 15, 2010, which date may be extended until December 31, 2010 upon written notice to Escrow Agent (which written notice shall include a statement that such extension is not in contravention of the terms of the Offering) in the form of Exhibit F attached hereto; or

(b)     The termination date set forth in a properly executed and delivered Termination Request; or

(c)      delivery of the Escrow Deposits by the Escrow Agent pursuant to Article III; or

(c)      The resignation of the Escrow Agent as set forth in Article VII herein.

Section 6.2.     Upon termination of this Agreement pursuant to this Article VI, it is understood and agreed  that the Escrow Agent shall be entitled (i) to keep any monies paid to it in respect of fees or expenses previously due and owing and (ii) to offset from the amount of Escrow Funds on deposit as of the date of termination any amounts due for fees and expenses that, as of such date, have been previously invoiced and remain unpaid or which are then due and payable on a pro rata basis.

ARTICLE VII
RESIGNATION OF ESCROW AGENT

The Escrow Agent may resign at any time upon giving at least thirty (30) days prior written notice to Issuer and Placement Agent; provided that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows:  Issuer and Placement Agent shall use their best efforts to select a successor escrow agent within thirty (30) days after receiving such notice.  If Issuer and Placement Agent fail to appoint a successor escrow agent within such time, the Escrow Agent shall have the right at the expense of Issuer to petition any court of general jurisdiction sitting in Cook County, Illinois for the appointment of a successor escrow agent.  The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent.  Upon delivery of such instrument, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.  The Escrow Agent shall be paid any outstanding fees and expenses prior to transferring assets to a successor escrow agent.

ARTICLE VIII
NOTICES

All notices required by this Agreement shall be in writing and shall be deemed to have been received (a) immediately if sent by facsimile transmission (with a confirming copy sent the same Business Day by registered or certified mail or by nationally recognized overnight courier), or by hand delivery (with signed return receipt), (b) the next Business Day if sent by nationally recognized overnight courier or (c) the second following Business Day if sent by registered or certified mail, in any case to the respective addresses as follows:

Notices involving claims or objections to claims must be sent by registered or certified mail or by overnight courier and may not be sent via facsimile.

If to Issuer:

22nd Century Limited, LLC
8201 Main Street, Suite 6
Williamsville, New York  14221
Attention:  Joseph Pandolfino, Chief Executive Officer
Telephone:  716-270-1523
Fax:  716-877-3064

If to Placement Agent:

Rodman & Renshaw, LLC
1251 Avenue of Americas, 20th floor
New York, New York  10020
Attention:  Gregory Dow, Esq.
Telephone:  212-356-0526
Fax:  212-356-0536

If to the Escrow Agent:

Bank of America Merrill Lynch
Global Securities Solutions
540 West Madison StreetIL4-540-20-06
Chicago, Illinois  60661
Attention:   Patrice Emery
Telephone:  (312)  904-1286
Fax:  (312) 904-0990

ARTICLE IX
TAX REPORTING; PATRIOT ACT

Section 9.1     Restrictions on Escrow Account.  Issuer hereby (i) represents and warrants that, as of the date this Agreement is made and entered into, the Escrow Account is not a Qualified Settlement Fund, Designated Settlement Fund, or Disputed Ownership Fund within the meaning of section 468B of the Internal Revenue Code of 1986, as amended (and the regulations thereunder) and (ii) covenants that neither Issuer nor Placement Agent shall take, fail to take or permit to occur any action or inaction, on or after the date this Agreement is made and entered into, that causes the Escrow Account to become such a Qualified Settlement Fund, Designated Settlement Fund, or Disputed Ownership Fund at any time.

Section 9.2.    Patriot Act.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, the parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm Issuer’s identity including without limitation name, address and organizational documents (“identifying information”).  Issuer and Placement Agent agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

Section 9.3.    Tax Information.  Issuer and Placement Agent have each provided the Escrow Agent with its fully executed IRS Form W-9 and/or other required documentation.  Issuer and Placement Agent each represents that its respective correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered forms, as well as in the Substitute IRS Form W-9 set forth on the signature page of this Agreement.

Section 9.4.    Tax Returns.  Any tax returns required to be filed by the Issuer with respect to the Issuer and/or the Offering will be prepared and filed by Issuer with the IRS and any other taxing authority as required by law.  Issuer and Placement Agent each acknowledges and agrees that Escrow Agent shall have no responsibility for the preparation and/or filing of any income, franchise or any other tax return with respect to the Escrow Funds or Escrow Account.

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois and the parties hereto consent to jurisdiction in the State of Illinois and venue in any state or Federal court located in the City of Chicago.

Section 10.2   Successors.  Any entity into which the Escrow Agent may be merged or with which it may be consolidated, or any entity to whom the Escrow Agent may transfer a substantial amount of its Escrow business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties, anything herein to the contrary notwithstanding.

Section 10.3   Attachment or Levy.   In the event that any Escrow Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 10.4   Amendments.  This Agreement may be amended, modified, and/or supplemented only by an instrument in writing executed by all parties hereto.

Section 10.5   Counterparts.  This Agreement may be executed by the parties hereto individually or in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement.  This Agreement, signed and transmitted by facsimile machine or pdf file, is to be treated as an original document and the signature of any party hereon, if so transmitted, is to be considered as an original signature, and the document so transmitted is to be considered to have the same binding effect as a manually executed original.

Section 10.6   Headings.  The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.  Any references in this Agreement to any other agreement, instrument, or document are for the convenience of the parties and shall not constitute a part of this Agreement.

Section 10.7   Business Day.  As used in this Agreement, “Business Day” means a day other than a Saturday, Sunday, or other day when banking institutions in Chicago, Illinois are authorized or required by law or executive order to be closed.

Section 10.8   No Third Party Beneficiaries.  This Agreement constitutes a contract solely among the parties by which it has been executed and is enforceable solely by the parties by which it has been executed and no other persons.  It is the intention of the parties hereto that this Agreement may not be enforced on a third party beneficiary or any similar basis.

Section 10.9   Severability.  The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 10.10 Assignments.  No party hereto shall assign its rights hereunder until its assignee has submitted to the Escrow Agent (i) Patriot Act disclosure materials and the Escrow Agent has determined that on the basis of such materials it may accept such assignee as a customer and (ii) assignee has delivered an IRS Form W-8 or W-9, as appropriate, to the Escrow Agent which the Escrow Agent has determined to have been properly signed and completed.  In addition, the foregoing rights to assign shall be subject, in the case of any party having an obligation to indemnify the Escrow Agent, to the Escrow Agent’s approval based upon the financial ability of assignee to indemnify it being reasonably comparable to the financial ability of assignor, which approval shall not be unreasonably withheld.

Section 10.11 Arbitration.  Any claim against the Escrow Agent arising out of or relating to this Agreement shall be settled by arbitration in accordance with commercial rules of the American Arbitration Association.  Arbitration proceedings conducted pursuant to this Article X shall be held in Chicago, Illinois.

Section 10.12  Offering.  Each of the Issuer and Placement Agent represent, warrant and covenants that (i) it has not and will not use the name of the Escrow Agent in any materials with respect to the Offering or otherwise without the express written consent of the Escrow Agent, which consent the Escrow Agent hereby gives with respect to the Private Placement Memorandum and Securities Purchase Agreement of the Issuer, copies of which have been provided to Escrow Agent; (ii) it has complied (in all material respects) and will continue to comply (in all material respects) with all laws, rules and regulations having application to this Agreement or the Offering, including the Investment Act Company Act of 1940 and all other applicable federal and state securities and financial laws and regulations; (iii) it will not accept Subscriptions exceeding the maximum offering amount or from more than one hundred (100) investors; (iv) at all times during the term of this Escrow Agreement less than twenty-five percent (25%) of the amounts represented by Subscriptions delivered to the Escrow Agent will be submitted on behalf of Subscribers who are benefit plan investors as defined in 29 CFR 2510.101.3; (v) each document, notice, instruction or request provided by Issuer or Placement Agent to Escrow Agent shall comply with applicable laws and regulations; and (vi) it shall disclose in writing to potential and actual Subscribers that the Escrow Funds shall remain uninvested, losses to the Escrow Funds are borne solely by Subscribers, and the Escrow Agent is not responsible for issuing or holding the Securities.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ISSUER:

22nd CENTURY LIMITED, LLC

By:	/s/ Joseph Pandolfino
	Name:	Joseph Pandolfino
	Title:	Chief Executive Officer

PLACEMENT AGENT:

RODMAN & RENSHAW, LLC

By:	/s/ David Horin
	Name:	David Horin
	Title:	Chief Financial Officer

ESCROW AGENT:

BANK OF AMERICA, NATIONAL ASSOCIATION

By:	/s/ Erik R. Benson
	Name:	Erik R. Benson
	Title:	Vice President